UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 9, 2006
BROADCOM CORPORATION
(Exact Name of Registrant as Specified in Charter)

California	000-23993	33-0480482

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
16215 Alton Parkway, Irvine, California 92618

(Address of Principal Executive Offices)(Zip Code)
Registrant’s telephone number, including area code: (949) 450-8700
Not Applicable

(Former Name or Former Address, if Changed since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
As previously announced, on May 18, 2006 Broadcom Corporation commenced a voluntary review of our equity award practices. The review covers option grants and other equity awards since our initial public offering in 1998. At this time, the review has not been completed and is ongoing, and no final conclusions have been reached.
Although the review is ongoing, the Audit Committee of our Board of Directors has preliminarily concluded that we will have to restate our financial statements for each of the years ended December 31, 2000 through December 31, 2005 as well as for the first quarter of 2006.
Because our equity award review and the audit of the results of that review by Ernst & Young LLP, our independent registered public accounting firm have not been completed, we were not be able to file a Quarterly Report on Form 10-Q for the three months ended June 30, 2006 (the “Second Quarter 10-Q”) with the Securities and Exchange Commission in a timely manner. Consequently, on August 9, 2006 we filed a Notification of Late Filing on Form 12b-25 with the SEC.
We plan to file our Second Quarter 10-Q after we have concluded the equity award review, finalized restated financial statements for prior periods, and filed amended Reports on Forms 10-K and 10-Q with the SEC for the periods ended December 31, 2005 and March 31, 2006, respectively.
In the interim, we have chosen to provide the following information that would have ordinarily been contained in the Second Quarter 10-Q. For the sake of convenience, references in this Report to specific item numbers correspond to the items normally found in Part II of the Form 10-Q.
Cautionary Statement
     The information contained in this Current Report on Form 8-K is not a complete description of our business or the risks associated with an investment in our common stock. In addition, this Report contains only partial and incomplete information about our equity award review, which remains ongoing. Until that review is completed, we will not be able to precisely assess the extent and timing of the various adjustments that will be required as a result of the review; however, we currently believe that the aggregate non-cash adjustments for several of the affected reporting periods are likely to be substantial. Accordingly, pending completion of our restatements you should not rely on our financial statements and the related reports of Ernst & Young LLP, or any earnings press releases or similar communications issued by Broadcom, relating to periods after 1999.
     This Report does not contain all of the information that would usually be found in a Form 10-Q. You should note that because we were not able to timely file our Second Quarter 10-Q , any decision you make to purchase, hold or sell our common stock will not be based on complete, current information about us. In particular, we have not yet been able to provide the financial information for the second quarter of 2006 contained in Part I of Form 10-Q or comparisons of that information with prior periods.
     The section entitled “Risk Factors” set forth below, and similar discussions in our other SEC filings, describe some of the important risk factors that may affect our business, results of operations and financial condition. You should carefully consider those risks, in addition to the other information in this Report and in our other filings with the SEC, before deciding to purchase, hold or sell our common stock.
     All statements included or incorporated by reference in this Report, other than statements or characterizations of historical fact, are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements concerning our equity award review and the potential consequences that may result from that review; the impact of new accounting rules related to the expensing of stock options on our future reported results; our success in pending litigation; the demand for our products; the effect that seasonality and volume fluctuations in the demand for our customers’ consumer-oriented products will have on our quarterly operating results; our dependence on a few key customers for a substantial portion of our revenue; our ability to scale our operations in response to changes in demand for existing products and services or the demand for new products requested by our customers; the competitive nature of and anticipated growth in our markets; our ability to migrate to smaller process geometries; manufacturing, assembly and test capacity; our ability to consummate acquisitions and integrate their operations successfully; our potential needs for additional capital; inventory and accounts receivable levels; and the level of accrued rebates. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, some of which are listed under the section “Risk Factors” contained in Item 1A of this Report. These forward-looking statements speak only as of the date of this Report. We undertake no obligation to revise or update publicly any forward-looking statement for any reason, except as otherwise required by law.
Item 1A. Risk Factors
     Before deciding to purchase, hold or sell our common stock, you should carefully consider the risks described below in addition to the other cautionary statements and risks described in our other filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2005 and subsequent reports on Forms 10-Q and 8-K*. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business. If any of these known or unknown risks or uncertainties actually occurs with material adverse effects on Broadcom, our business, financial condition and results of operations could be seriously harmed. In that event, the market price for our Class A common stock will likely decline and you may lose all or part of your investment.
Our quarterly operating results may fluctuate significantly. As a result, we may fail to meet the expectations of securities analysts and investors, which could cause our stock price to decline.
     Our quarterly net revenue and operating results have fluctuated significantly in the past and are likely to continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. If our operating results do not meet the expectations of securities analysts or investors, who may derive their expectations by extrapolating data from recent historical operating results, the market price of our Class A common stock will likely decline.* Fluctuations in our operating results may be due to a number of factors, including, but not limited to, those listed below and those identified throughout this “Risk Factors” section:

•	the overall cyclicality of, and changing economic, political and market conditions in, the semiconductor industry and wired and wireless communications markets, including seasonality in sales of consumer products into which our products are incorporated;
•	the results of our ongoing equity award review and the magnitude of the additional stock-based compensation expenses that we will record for prior periods in connection with that review;
•	the timing, rescheduling or cancellation of significant customer orders and our ability, as well as the ability of our customers, to manage inventory;
•	intellectual property disputes, customer indemnification claims and other types of litigation risks;
•	changes in accounting rules, such as the change requiring the recording of expenses for employee stock options and other stock-based compensation expense commencing with the first quarter of 2006;
•	the gain or loss of a key customer, design win or order;
•	our dependence on a few significant customers for a substantial portion of our revenue;
•	our ability to scale our operations in response to changes in demand for our existing products and services or demand for new products requested by our customers;
•	our ability to timely and effectively transition to smaller geometry process technologies or achieve higher levels of design integration;
•	our ability to retain, recruit and hire key executives, technical personnel and other employees in the positions and numbers, with the experience and capabilities, and at the compensation levels that we need to implement our business and product plans;
•	our ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a cost-effective and timely manner;
•	the rate at which our present and future customers and end users adopt our technologies and products in our target markets;
•	the availability and pricing of third party semiconductor foundry, assembly and test capacity and raw materials;
•	our ability to timely and accurately predict market requirements and evolving industry standards and to identify and capitalize upon opportunities in new markets;
•	competitive pressures and other factors such as the qualification, availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products;
•	changes in our product or customer mix;
•	the volume of our product sales and pricing concessions on volume sales; and
•	the effects of public health emergencies, natural disasters, terrorist activities, international conflicts and other events beyond our control.

     We expect new product lines to continue to account for a high percentage of our future sales. Some of these markets are immature and/or unpredictable or are new markets for Broadcom, and we cannot assure you that these markets will develop into significant opportunities or that we will continue to derive significant revenue from these markets. Based on the limited amount of historical data available to us, it is difficult to anticipate our future revenue streams from, and the sustainability of, such newer markets.
     Additionally, as an increasing number of our chips are being incorporated into consumer products, such as desktop and notebook computers, cellular phones and other mobile communication devices, other wireless-enabled consumer electronics, and satellite and digital cable set-top boxes, we anticipate greater seasonality and fluctuations in the demand for our products, which may result in greater variations in our quarterly operating results.
Our operating results may be adversely impacted by worldwide political and economic uncertainties and specific conditions in the markets we address, including the cyclical nature of and volatility in the semiconductor industry. As a result, the market price of our Class A common stock may decline.
     We operate primarily in the semiconductor industry, which is cyclical and subject to rapid change and evolving industry standards. From time to time, the semiconductor industry has experienced significant downturns. These downturns are characterized by decreases in product demand, excess customer inventories, and accelerated erosion of prices. These factors could cause substantial fluctuations in our revenue and in our results of operations. Any downturns in the semiconductor industry may be severe and prolonged, and any failure of the industry or wired and wireless communications markets to fully recover from downturns could seriously impact our revenue and harm our business, financial condition and results of operations. The semiconductor industry also periodically experiences increased demand and production capacity constraints, which may affect our ability to ship products. Accordingly, our operating results may vary significantly as a result of the general conditions in the semiconductor industry, which could cause large fluctuations in our stock price.
     Additionally, in the last four years, general worldwide economic conditions have experienced a downturn due to slower economic activity, concerns about inflation and deflation, increased energy costs, decreased consumer confidence, reduced corporate profits and capital spending, adverse business conditions and liquidity concerns in the wired and wireless communications markets, the ongoing effects of the war in Iraq, recent international conflicts and terrorist and military activity, and the impact of natural disasters and public health emergencies. These conditions make it extremely difficult for our customers, our vendors and us to accurately forecast and plan future business activities, and they could cause U.S. and foreign businesses to slow spending on our products and services, which would delay and lengthen sales cycles. We have experienced a slowdown in orders in the current quarter of 2006 as well as a reduction in net revenue in the fourth quarter of 2004 that we believe were attributable in substantial part to excess inventory held by certain of our customers, and we may experience a similar slowdown in the future. We cannot predict the timing, strength or duration of any economic recovery, worldwide, or in the wired and wireless communications markets. If the economy or the wired and wireless communications markets in which we operate do not continue at their present levels, our business, financial condition and results of operations will likely be materially and adversely affected.

Our operating results for certain prior periods will be materially and adversely impacted by the results of the ongoing voluntary review of our past equity award practices. We will not be able to accurately quantify the magnitude of the additional stock-based compensation expense that we will need to record for those periods or assess any additional potential consequences to Broadcom until the review is concluded.
In connection with our previously announced equity award review, we expect to restate our financial statements for each of the years ended December 31, 2000 through December 31, 2005 as well as for the first quarter of 2006. Accordingly, pending completion of the restatements, you should not rely on our financial statements and the related reports of Ernst & Young, and all earnings press releases and similar communications issued by Broadcom, relating to periods after 1999. Although we are not yet in a position to quantify the expected adjustments, we expect the additional non-cash stock-based compensation expense that we will record for the periods in question to be substantial. These expenses will have the effect of decreasing income from operations, net income, and net income per share (basic and diluted) in periods in which we reported a profit, and increasing loss from operations, net loss, and net loss per share in periods in which we reported a loss.
In June 2006 we received an informal request for information from the staff of the Los Angeles regional office of the Securities and Exchange Commission regarding our option granting practices. We are cooperating with the SEC inquiry, but do not know when the inquiry will be resolved or what, if any, actions the SEC may require us to take as part of that resolution.
Because the equity award review has not been completed, it is possible that additional issues may be identified and additional adjustments may be required for one or more of the periods under review (1998 to present). In that event, the amount and timing of additional stock-based compensation expense and other additional expenses that we expect to record in connection with affected option grants could change. In addition, the anticipated accounting adjustments and other factors described above could have negative tax or other implications for the company. The review may also involve an assessment of our current internal controls as related to equity awards.
As a result of the ongoing review, Broadcom was not able to file a Quarterly Report on Form 10-Q for the three months ended June 30, 2006 with the SEC on a timely basis. Accordingly, any decision you make to purchase, hold or sell our common stock will not be based on complete, current information about us. In particular, we have not yet been able to provide financial information for the second quarter of 2006 contained in Part I of Form 10-Q or comparisons of that information with prior periods.
Timely filing of periodic reports with the SEC is a requirement for continued listing of our shares on The NASDAQ Stock Market LLC. Accordingly, we expect to receive a notice from NASDAQ regarding the possible delisting of our shares. Although we intend to appeal the notice, we cannot assure you that we will succeed in those efforts.
Additionally, as discussed below, we currently are engaged in litigation with parties that claim, among other allegations, that certain of our current and former officers improperly dated stock option grants to enhance their own profits on the exercise of such options. Although we intend to defend these claims vigorously, the litigation could result in significant costs and a diversion of the attention of management and other key employees to defend.
We are subject to order and shipment uncertainties, and if we are unable to accurately predict customer demand, we may hold excess or obsolete inventory, which would reduce our profit margin, or, conversely, we may have insufficient inventory, which would result in lost revenue opportunities and potentially in loss of market share and damaged customer relationships.
     We typically sell products pursuant to purchase orders rather than long-term purchase commitments. Customers can generally cancel or defer purchase orders on short notice without incurring a significant penalty. In the recent past, some of our customers have developed excess inventories of their own products and have, as a consequence, deferred purchase orders for our products. We currently do not have the ability to accurately predict what or how many products our customers will need in the future. Anticipating demand is difficult because our customers face volatile pricing and unpredictable demand for their own products, are increasingly focused more on cash preservation and tighter inventory management, and may be involved in legal proceedings that could affect their ability to buy our products. In addition, as an increasing number of our chips are being incorporated into consumer products, we anticipate greater fluctuations in demand for our products, which makes it more difficult to forecast customer demand. We place orders with our suppliers based on forecasts of customer demand and, in some instances, may establish buffer inventories to accommodate anticipated demand. Our forecasts are based on multiple assumptions, each of which may introduce error into our estimates. If we overestimate customer demand, we may allocate resources to manufacturing products that we may not be able to sell when we expect to, if at all. As a result, we would hold excess or obsolete inventory, which would reduce our profit margins and adversely affect our financial results. Conversely, if we underestimate customer demand or if insufficient manufacturing capacity is available, we would forego revenue opportunities and potentially lose market share and damage our customer relationships. In addition, any future significant cancellations or deferrals of product orders or the return of previously sold products could materially and adversely affect our profit margins, increase product obsolescence and restrict our ability to fund our operations. Furthermore, we generally recognize revenue upon shipment of products to a customer. If a customer refuses to accept shipped products or does not timely pay for these products, we could incur significant charges against our income. We have also recently entered into consigned or customer managed inventory arrangements with certain of our customers, although we have not shipped a significant amount of product under those arrangements as of June 30, 2006. Pursuant to these arrangements we deliver products to a warehouse of the customer or a designated third party based upon the customer’s projected needs, but do not recognize product revenue unless and until the customer reports that it has removed our product from the warehouse to incorporate into its end products. If a customer does not take product under such an arrangement in accordance with the schedule it originally provided us, our predicted future revenue stream could vary substantially from our forecasts and our results of operations could be materially and adversely affected.
Intellectual property risks and third party claims of infringement, misappropriation of proprietary rights or other claims against us could adversely affect our ability to market our products, require us to redesign our products or seek licenses from third parties, and seriously harm our operating results. In addition, the defense of such claims could result in significant costs and divert the attention of our management or other key employees.
     Companies in and related to the semiconductor industry often aggressively protect and pursue their intellectual property rights. There are often intellectual property risks associated with developing and producing new products and entering new markets, and we may not be able to obtain, at reasonable cost and upon commercially reasonable terms, licenses to intellectual property of others that is alleged to read on such new or existing products. From time to time, we have received, and may continue to receive, notices that claim we have infringed upon, misappropriated or misused other parties’ proprietary rights. Moreover, in the past we have been and we currently are engaged in litigation with parties that claim that we infringed their patents or misappropriated or misused their trade secrets. In addition, we or our customers may be sued by other parties that claim that our products have infringed their patents or misappropriated or misused their trade secrets, or which may seek to invalidate one or more of our patents. An adverse determination in any of these types of disputes could prevent us from manufacturing or selling some of our products, limit or restrict the type of work that employees involved in such litigation may perform for Broadcom, increase our costs of revenue and expose us to significant liability. Any of these claims may materially and adversely affect our business, financial condition and results of operations. For example, in a patent or trade secret action, a court could issue a preliminary or permanent injunction that would require us to withdraw or recall certain products from the market, redesign certain products offered for sale or under development, or restrict employees from performing work in their areas of expertise. We may also be liable for damages for past infringement and royalties for future use of the technology, and we may be liable for treble damages if infringement is found to have been willful. In addition, governmental agencies may commence investigations or criminal proceedings against our employees, former employees and/or the company relating to claims of misappropriation or misuse of another party’s proprietary rights. We may also have to indemnify some customers and strategic partners under our agreements with such parties if a third party alleges or if a court finds that our products or activities have infringed upon, misappropriated or misused another party’s proprietary rights. We have received requests from certain customers and strategic partners to include increasingly broad indemnification provisions in our agreements with them. These indemnification provisions may, in some circumstances, extend our liability beyond the products we provide to include liability for combinations of components or system level designs and for consequential damages and/or lost profits. Even if claims against us are not valid or successfully asserted, these claims could result in significant costs and a diversion of the attention of management and other key employees to defend. Additionally, we have sought and may in the future seek to obtain a license under a third party’s intellectual property rights and have granted and may in the future grant a license to certain of our intellectual property rights to a third party in connection with a cross-license agreement or a settlement of claims or actions asserted against us. However, we may not be able to obtain such a license on commercially reasonable terms.
     Our products may contain technology provided to us by other parties such as contractors, suppliers or customers. We may have little or no ability to determine in advance whether such technology infringes the intellectual property rights of a third party. Our contractors, suppliers and licensors may not be required to indemnify us in the event that a claim of infringement is asserted against us, or they may be required to indemnify us only up to a maximum amount, above which we would be responsible for any further costs or damages.
We may not be able to adequately protect or enforce our intellectual property rights, which could harm our competitive position.
     Our success and future revenue growth will depend, in part, on our ability to protect our intellectual property. We primarily rely on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect our proprietary technologies and processes. Despite our efforts to protect our proprietary technologies and processes, it is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose our technologies and processes. We hold more than 1,600 U.S. patents and have filed more than 3,600 additional U.S. patent applications. However, we cannot assure you that any additional patents will be issued. Even if a new patent is issued, the claims allowed may not be sufficiently broad to protect our technology. In addition, any of our existing or future patents may be challenged, invalidated or circumvented. As such, any rights granted under these patents may not provide us with meaningful protection. We may not have foreign patents or pending applications corresponding to our U.S. patents and patent applications. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. If our patents do not adequately protect our technology, our competitors may be able to offer products similar to ours. Our competitors may also be able to develop similar technology independently or design around our patents. Some or all of our patents have in the past been licensed and likely will in the future be licensed to certain of our competitors through cross-license agreements. Moreover, because we have participated in developing various industry standards, we may be required to license some of our patents to others, including competitors, who develop products based on those standards.

     Certain of our software (as well as that of our customers) may be derived from so-called “open source” software that is generally made available to the public by its authors and/or other third parties. Such open source software is often made available to us under licenses, such as the GNU General Public License, or GPL, which impose certain obligations on us in the event we were to distribute derivative works of the open source software. These obligations may require us to make source code for the derivative works available to the public, and/or license such derivative works under a particular type of license, rather than the forms of license customarily used to protect our intellectual property. In addition, there is little or no legal precedent for interpreting the terms of certain of these open source licenses, including the determination of which works are subject to the terms of such licenses. While we believe we have complied with our obligations under the various applicable licenses for open source software, in the event the copyright holder of any open source software were to successfully establish in court that we had not complied with the terms of a license for a particular work, we could be required to release the source code of that work to the public and/or stop distribution of that work. With respect to our proprietary software, we generally license such software under terms that prohibit combining it with open source software as described above. Despite these restrictions, parties may combine Broadcom proprietary software with open source software without our authorization, in which case we might nonetheless be required to release the source code of our proprietary software.
     We generally enter into confidentiality agreements with our employees, consultants and strategic partners. We also try to control access to and distribution of our technologies, documentation and other proprietary information. Despite these efforts, internal or external parties may attempt to copy, disclose, obtain or use our products, services or technology without our authorization. Also, current or former employees may seek employment with our business partners, customers or competitors, and we cannot assure you that the confidential nature of our proprietary information will be maintained in the course of such future employment. Additionally, current, departing or former employees or third parties could attempt to penetrate our computer systems and networks to misappropriate our proprietary information and technology or interrupt our business. Because the techniques used by computer hackers and others to access or sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate, counter or ameliorate these techniques. As a result, our technologies and processes may be misappropriated, particularly in countries where laws may not protect our proprietary rights as fully as in the United States.
     In addition, some of our customers have entered into agreements with us that grant them the right to use our proprietary technology if we fail to fulfill our obligations, including product supply obligations, under those agreements, and if we do not correct the failure within a specified time period. Moreover, we often incorporate the intellectual property of strategic customers into our own designs, and have certain obligations not to use or disclose their intellectual property without their authorization.
     We cannot assure you that our efforts to prevent the misappropriation or infringement of our intellectual property or the intellectual property of our customers will succeed. We have in the past been and currently are engaged in litigation to enforce or defend our intellectual property rights, protect our trade secrets, or determine the validity and scope of the proprietary rights of others, including our customers. Such litigation (and the settlement thereof) has been and will likely continue to be very expensive and time consuming. Additionally, any litigation can divert the attention of management and other key employees from the operation of the business, which could negatively impact our business and results of operations.

The implementation of new accounting rules related to the expensing of stock-based awards will negatively impact our operating results in periods beginning with the first quarter of 2006. Any subsequent changes in accounting rules may also have an adverse effect on our results of operations.
     Effective January 1, 2006 we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment, SFAS 123R requires all share-based payment awards to employees, including grants of employee stock options, to be recognized in our financial statements based on their grant date fair values and does not allow the previously permitted pro forma disclosure-only method as an alternative to financial statement recognition.
     The adoption of SFAS 123R will have a significant adverse impact on our reported results of operations because the stock-based compensation expense is charged directly against our reported earnings. Stock-based compensation expense and unearned stock-based compensation will increase to the extent that we grant additional equity awards to employees or assume unvested equity awards in connection with acquisitions.
     Any other subsequent changes in the accounting rules applicable to Broadcom may also have an adverse effect on our results of operations.
If we fail to appropriately scale our operations in response to changes in demand for our existing products and services or to the demand for new products requested by our customers, our business could be materially and adversely affected.
     To achieve our business objectives, we anticipate that we will need to continue to expand. We have experienced a period of rapid growth and expansion in the past. Through internal growth and acquisitions, we significantly increased the scope of our operations and expanded our workforce from 2,580 employees, including contractors, as of December 31, 2002 to 4,854 employees, including contractors, as of June 30, 2006. Nonetheless, we may not be able to expand our workforce and operations in a sufficiently timely manner to respond effectively to changes in demand for our existing products and services or to the demand for new products requested by our customers. In that event, we may be unable to meet competitive challenges or exploit potential market opportunities, and our current or future business could be materially and adversely affected.
     Conversely, if we expand our operations and workforce too rapidly in anticipation of increased demand for our products, and such demand does not materialize at the pace at which we expect, the rate of increase in our operating expenses may exceed the rate of increase, if any, in our revenue. Moreover, if we experience another slowdown in the broadband communications markets in which we operate, we may not be able to scale back our operating expenses in a sufficiently timely or effective manner. In that event, our business, financial condition and results of operations would be materially and adversely affected.
     Our past growth has placed, and any future growth is expected to continue to place, a significant strain on our management personnel, systems and resources. To implement our current business and product plans, we will need to continue to expand, train, manage and motivate our workforce. All of these endeavors will require substantial management effort. In the past we have implemented an enterprise resource planning, or ERP, system to help us improve our planning and management processes and a new human resources management, or HRM, system. More recently we have implemented a new equity administration system to support our more complex equity programs as well as the adoption of SFAS 123R. We anticipate that we will also need to continue to implement a variety of new and upgraded operational and financial systems, as well as additional procedures and other internal management systems. In general, the accuracy of information delivered by these systems may be subject to inherent programming quality. In addition, to support our growth we recently signed a $183.0 million lease agreement under which we will relocate our headquarters and Irvine operations to new, larger facilities that will enable us to centralize all of our Irvine employees and operations on one campus. This relocation is currently anticipated to occur in the first quarter of 2007. We may also engage in other relocations of our employees or operations from time to time. Such relocations could result in temporary disruptions of our operations or a diversion of our management’s attention and resources. If we are unable to effectively manage our expanding operations, we may be unable to scale our business quickly enough to meet competitive challenges or exploit potential market opportunities, or conversely, we may scale our business too quickly and the rate of increase in our expenses may exceed the rate of increase in our revenue, either of which would materially and adversely affect our current or future business.
Because we depend on a few significant customers for a substantial portion of our revenue, the loss of a key customer could seriously impact our revenue and harm our business. In addition, if we are unable to continue to sell existing and new products to our key customers in significant quantities or to attract new significant customers, our future operating results could be adversely affected.
     We have derived a substantial portion of our past revenue from sales to a relatively small number of customers. As a result, the loss of any significant customer could materially and adversely affect our financial condition and results of operations.
     Sales to our five largest customers, including sales to their manufacturing subcontractors, represented approximately 45.9% and 50.5% of our net revenue in the six months ended June 30, 2006 and 2005, respectively. We expect that our largest customers will continue to account for a substantial portion of our net revenue during the balance of 2006 and for the foreseeable future. The identities of our largest customers and their respective contributions to our net revenue have varied and will likely continue to vary from period to period.
     We may not be able to maintain or increase sales to certain of our key customers for a variety of reasons, including the following:
•	most of our customers can stop incorporating our products into their own products with limited notice to us and suffer little or no penalty;

•	our agreements with our customers typically do not require them to purchase a minimum quantity of our products;

•	many of our customers have pre-existing or concurrent relationships with our current or potential competitors that may affect the customers’ decisions to purchase our products;

•	our customers face intense competition from other manufacturers that do not use our products; and

•	some of our customers offer or may offer products that compete with our products.
     In addition, our longstanding relationships with some larger customers may also deter other potential customers who compete with these customers from buying our products. To attract new customers or retain existing customers, we may offer certain customers favorable prices on our products. We may have to offer the same lower prices to certain of our customers who have contractual “most favored nation” pricing arrangements. In that event, our average selling prices and gross margins would decline. The loss of a key customer, a reduction in sales to any key customer, or our inability to attract new significant customers could seriously impact our revenue and materially and adversely affect our results of operations.

We may experience difficulties in transitioning to smaller geometry process technologies or in achieving higher levels of design integration, which may result in reduced manufacturing yields, delays in product deliveries and increased expenses.
     To remain competitive, we expect to continue to transition our semiconductor products to increasingly smaller line width geometries. This transition requires us to modify the manufacturing processes for our products and to redesign some products as well as standard cells and other integrated circuit designs that we may use in multiple products. We periodically evaluate the benefits, on a product-by-product basis, of migrating to smaller geometry process technologies to reduce our costs. Currently most of our products are manufactured in .25 micron, .22 micron, .18 micron, .13 micron and 90 nanometer geometry processes. In addition, we are now designing a number of new products in 65-nanometer process technology. In the past, we have experienced some difficulties in shifting to smaller geometry process technologies or new manufacturing processes, which resulted in reduced manufacturing yields, delays in product deliveries and increased expenses. We may face similar difficulties, delays and expenses as we continue to transition our products to smaller geometry processes. We are dependent on our relationships with our foundry subcontractors to transition to smaller geometry processes successfully. We cannot assure you that the foundries that we use will be able to effectively manage the transition in a timely manner, or at all, or that we will be able to maintain our existing foundry relationships or develop new ones. If any of our foundry subcontractors or we experience significant delays in this transition or fail to efficiently implement this transition, we could experience reduced manufacturing yields, delays in product deliveries and increased expenses, all of which could harm our relationships with our customers and our results of operations. As smaller geometry processes become more prevalent, we expect to continue to integrate greater levels of functionality, as well as customer and third party intellectual property, into our products. However, we may not be able to achieve higher levels of design integration or deliver new integrated products on a timely basis, if at all. Moreover, even if we are able to achieve higher levels of design integration, such integration may have a short-term adverse impact on our operating results, as we may reduce our revenue by integrating the functionality of multiple chips into a single chip.
We may be unable to attract, retain or motivate key senior management and technical personnel, which could seriously harm our business.
     Our future success depends to a significant extent upon the continued service of our key senior management personnel, including our co-founder, Chairman of the Board and Chief Technical Officer, Henry Samueli, Ph.D., our Chief Executive Officer, Scott A. McGregor, and other senior executives. We do not have employment agreements with these executives, or any other key employees, that govern the length of their service, although we do have limited retention arrangements in place with certain executives. The loss of the services of Dr. Samueli, Mr. McGregor or certain other key senior management or technical personnel could materially and adversely affect our business, financial condition and results of operations. For instance, if any of these individuals were to leave our company unexpectedly, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity during the search for and while any such successor is integrated into our business and operations.
     Furthermore, our future success depends on our ability to continue to attract, retain and motivate senior management and qualified technical personnel, particularly software engineers, digital circuit designers, RF and mixed-signal circuit designers and systems applications engineers. Competition for these employees is intense. If we are unable to attract, retain and motivate such personnel in sufficient numbers and on a timely basis, we will experience difficulty in implementing our current business and product plans. In that event, we may be unable to successfully meet competitive challenges or to exploit potential market opportunities, which could adversely affect our business and results of operations.
     Equity awards generally comprise a significant portion of our compensation packages for all employees. In April and May 2003 we conducted a stock option exchange offer to address the substantial decline in the price of our Class A common stock over the preceding two years and to improve our ability to retain key employees. However, we cannot be certain that we will be able to continue to attract, retain and motivate employees if our Class A common stock experiences another substantial price decline.
     We have also modified our compensation policies by increasing cash compensation to certain employees and instituting awards of restricted stock units, while simultaneously reducing awards of stock options. This modification of our compensation policies and the applicability of the SFAS 123R requirement to expense the fair value of stock options awarded to employees will increase our operating expenses. We cannot be certain that the changes in our compensation policies will improve our ability to attract, retain and motivate employees. Our inability to attract and retain additional key employees and the increase in stock-based compensation expense could each have an adverse effect on our business, financial condition and results of operations.
If we are unable to develop and introduce new products successfully and in a cost-effective and timely manner or to achieve market acceptance of our new products, our operating results would be adversely affected.
     Our future success is dependent upon our ability to develop new semiconductor solutions for existing and new markets, introduce these products in a cost-effective and timely manner, and convince leading equipment manufacturers to select these products for design into their own new products. Our historical results have been, and we expect that our future results will continue to be, dependent on the introduction of a relatively small number of new products and the timely completion and delivery of those products to customers.* The development of new silicon devices is highly complex, and from time to time we have experienced delays in completing the development and introduction of new products and lower than anticipated manufacturing yields in the early production of such products. If we were to experience any similar delays in the successful completion of a new product or similar reductions in our manufacturing yields for a new product in the future, our customer relationships, reputation and business could be seriously harmed.
     Our ability to develop and deliver new products successfully will depend on various factors, including our ability to:
•	timely and accurately predict market requirements and evolving industry standards;

•	accurately define new products;

•	timely and effectively identify and capitalize upon opportunities in new markets;

•	timely complete and introduce new product designs;

•	scale our operations in response to changes in demand for our products and services or the demand for new products requested by our customers;

•	license any desired third party technology or intellectual property rights;

•	timely qualify and obtain industry interoperability certification of our products and the products of our customers into which our products will be incorporated;

•	obtain sufficient foundry capacity and packaging materials;

•	achieve high manufacturing yields;

•	shift our products to smaller geometry process technologies to achieve lower cost and higher levels of design integration; and

•	gain market acceptance of our products and our customers’ products.
In some of our businesses, our ability to develop and deliver next-generation products successfully and in a timely manner may depend in part on access to information, or licenses of technology or intellectual property rights, from companies that are our competitors. We cannot assure you that such information or licenses will be made available to us on a timely basis, if at all, or at reasonable cost and on commercially reasonable terms.
     If we are not able to develop and introduce new products successfully and in a cost-effective and timely manner, we will be unable to attract new customers or to retain our existing customers, as these customers may transition to other companies that can meet their product development needs, which would materially and adversely affect our results of operations.
We must keep pace with rapid technological change and evolving industry standards in the semiconductor industry and wired and wireless communications markets to remain competitive.
     Our future success will depend on our ability to anticipate and adapt to changes in technology and industry standards and our customers’ changing demands. We sell products in markets that are characterized by rapid technological change, evolving industry standards, frequent new product introductions, short product life cycles and increasing demand for higher levels of integration and smaller process geometries. Our past sales and profitability have resulted, to a large extent, from our ability to anticipate changes in technology and industry standards and to develop and introduce new and enhanced products incorporating the new standards and technologies. Our ability to adapt to these changes and to anticipate future standards, and the rate of adoption and acceptance of those standards, will be a significant factor in maintaining or improving our competitive position and prospects for growth. If new industry standards emerge, our products or our customers’ products could become unmarketable or obsolete, and we could lose market share. We may also have to incur substantial unanticipated costs to comply with these new standards. In addition, our target markets continue to undergo rapid growth and consolidation. A significant slowdown in any of these wired and wireless communications markets could materially and adversely affect our business, financial condition and results of operations. These rapid technological changes and evolving industry standards make it difficult to formulate a long-term growth strategy because the semiconductor industry and wired and wireless communications markets may not continue to develop to the extent or in the time periods that we anticipate. We have invested substantial resources in emerging technologies that did not achieve the market acceptance that we had expected. If new markets do not develop as we anticipate, or if our products do not gain widespread acceptance in these markets, our business, financial condition and results of operations could be materially and adversely affected.
Sales of our products largely depend on whether customers choose to design our products into their product offerings and whether our customers’ product offerings are commercially successful.
     Our products are generally incorporated into our customers’ products at the design stage. As a result, we rely on equipment manufacturers to select our products to be designed into their products. We often incur significant expenditures on the development of a new product without any assurance that an equipment manufacturer will select our product for design into its own product. Additionally, in some instances, we are dependent on third parties to obtain or provide information that we need to achieve a design win. Some of these third parties may be our competitors and, accordingly, may not supply this information to us on a timely basis, if at all. Once an equipment manufacturer designs a competitor’s product into its product offering, it becomes significantly more difficult for us to sell our products to that customer because changing suppliers involves significant cost, time, effort and risk for the customer.
     Even if an equipment manufacturer designs one of our products into its product offering, we have no assurances that its product will be commercially successful or that we will receive any revenue from that product. Sales of our products largely depend on the commercial success of our customers’ products. Our customers are typically not obligated to purchase our products and can choose at any time to stop using our products if their own products are not commercially successful or for any other reason. We cannot assure you that we will continue to achieve design wins or that our customers’ equipment incorporating our products will ever be commercially successful.
Our future success depends in significant part on strategic relationships with certain customers. If we cannot maintain these relationships or if these customers develop their own solutions or adopt a competitor’s solutions instead of buying our products, our operating results would be adversely affected.
     In the past, we have relied in significant part on our strategic relationships with customers that are technology leaders in our target markets. We intend to pursue the formation of these strategic relationships but we cannot assure you that we will be able to do so. These relationships often require us to develop new products that may involve significant technological challenges. Our customers frequently place considerable pressure on us to meet their tight development schedules. Accordingly, we may have to devote a substantial amount of our resources to our strategic relationships, which could detract from or delay our completion of other important development projects. Delays in development could impair our relationships with our strategic customers and negatively impact sales of the products under development. Moreover, it is possible that our customers may develop their own solutions or adopt a competitor’s solution for products that they currently buy from us. If that happens, our sales would decline and our business, financial condition and results of operations could be materially and adversely affected.
If our internal controls over financial reporting do not comply with the requirements of the Sarbanes-Oxley Act, our business and stock price could be adversely affected.
     Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate the effectiveness of our internal controls over financial reporting as of the end of each year, and to include a management report assessing the effectiveness of our internal controls over financial reporting in all annual reports. Section 404 also requires our independent registered public accounting firm to attest to, and report on, management’s assessment of our internal controls over financial reporting.
     Our management, including our CEO and CFO, does not expect that our internal controls over financial reporting will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. In addition, over time controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.
     We cannot assure you that we or our independent registered public accounting firm will not identify a material weakness in our internal controls in the future. A material weakness in our internal controls over financial reporting would require management and our independent registered public accounting firm to evaluate our internal controls as ineffective. If our internal controls over financial reporting are not considered adequate, we may experience a loss of public confidence, which could have an adverse effect on our business and our stock price.
The complexity of our products could result in unforeseen delays or expenses and in undetected defects or bugs, which could damage our reputation with current or prospective customers, result in significant costs and claims, and adversely affect the market acceptance of new products.
     Highly complex products such as the products that we offer frequently contain defects and bugs when they are first introduced or as new versions are released. Our products have previously experienced, and may in the future experience, these defects and bugs. If any of our products contains defects or bugs, or has reliability, quality or compatibility problems, our reputation may be damaged and customers may be reluctant to buy our products, which could materially and adversely affect our ability to retain existing customers and attract new customers. In addition, these defects or bugs could interrupt or delay sales or shipment of our products to our customers. To alleviate these problems, we may have to invest significant capital and other resources. Although our products are tested by us and our suppliers and customers, it is possible that our new products will contain defects or bugs. If any of these problems are not found until after we have commenced commercial production of a new product, we may be required to incur additional development costs and product recall, repair or field replacement costs. These problems may divert our technical and other resources from other development efforts and could result in claims against us by our customers or others, including possible claims for consequential damages and/or lost profits. In addition, system and handset providers that purchase components may require that we assume liability for defects associated with products produced by their manufacturing subcontractors and require that we provide a warranty for defects or other problems which may arise at the system level. Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product or products, and we could lose credibility with our current and prospective customers.

Our acquisition strategy may be dilutive to existing shareholders, result in unanticipated accounting charges or otherwise adversely affect our results of operations, and result in difficulties in assimilating and integrating the operations, personnel, technologies, products and information systems of acquired companies or businesses.
     A key element of our business strategy involves expansion through the acquisitions of businesses, assets, products or technologies that allow us to complement our existing product offerings, expand our market coverage, increase our engineering workforce or enhance our technological capabilities. Between January 1, 1999 and June 30, 2006, we acquired 33 companies and certain assets of one other business. We continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, and the purchase or sale of assets, including tangible and intangible assets such as intellectual property.
     Acquisitions may require significant capital infusions, typically entail many risks, and could result in difficulties in assimilating and integrating the operations, personnel, technologies, products and information systems of acquired companies or businesses. We have in the past and may in the future experience delays in the timing and successful integration of an acquired company’s technologies and product development through volume production, unanticipated costs and expenditures, changing relationships with customers, suppliers and strategic partners, or contractual, intellectual property or employment issues. In addition, key personnel of an acquired company may decide not to work for us. The acquisition of another company or its products and technologies may also require us to enter into a geographic or business market in which we have little or no prior experience. These challenges could disrupt our ongoing business, distract our management and employees, harm our reputation and increase our expenses. These challenges are magnified as the size of the acquisition increases. Furthermore, these challenges would be even greater if we acquired a business or entered into a business combination transaction with a company that was larger and more difficult to integrate than the companies we have historically acquired.
     Acquisitions may require large one-time charges and can result in increased debt or contingent liabilities, adverse tax consequences, deferred compensation charges, and the recording and later amortization of amounts related to deferred compensation and certain purchased intangible assets, any of which items could negatively impact our results of operations. In addition, we may record goodwill in connection with an acquisition and incur goodwill impairment charges in the future. Any of these charges could cause the price of our Class A common stock to decline.
     Acquisitions or asset purchases made entirely or partially for cash may reduce our cash reserves. We may seek to obtain additional cash to fund an acquisition by selling equity or debt securities. Any issuance of equity or convertible debt securities may be dilutive to our existing shareholders. In addition, the equity or debt securities that we may issue could have rights, preferences or privileges senior to those of our common stock. For example, as a consequence of the prior pooling-of-interests accounting rules, the securities issued in nine of our prior acquisitions were shares of Class B common stock, which have voting rights superior to our publicly traded Class A common stock.
     We cannot assure you that we will be able to consummate any pending or future acquisitions or that we will realize any anticipated benefits from these acquisitions. We may not be able to find suitable acquisition opportunities that are available at attractive valuations, if at all. Even if we do find suitable acquisition opportunities, we may not be able to consummate the acquisitions on commercially acceptable terms, and any decline in the price of our Class A common stock may make it significantly more difficult and expensive to initiate or consummate additional acquisitions.

As our international business expands, we are increasingly exposed to various legal, business, political and economic risks associated with our international operations.
     We currently obtain substantially all of our manufacturing, assembly and testing services from suppliers located outside the United States. In addition, 29.4% and 29.6% of our net revenue in the three and six months ended June 30, 2006, respectively, was derived from sales to independent customers outside the United States, excluding foreign subsidiaries or manufacturing subcontractors of customers that are headquartered in the United States. We also frequently ship products to our domestic customers’ international manufacturing divisions and subcontractors. Products shipped to international destinations, primarily in Asia, represented 87.3% and 87.4% of our net revenue in the three and six months ended June 30, 2006, respectively. We also undertake design and development activities in Belgium, Canada, China, Denmark, France, Greece, India, Israel, Japan, Korea, the Netherlands, Taiwan and the United Kingdom, among other locations. In addition, we undertake various sales and marketing activities through regional offices in a number of countries. We intend to continue to expand our international business activities and to open other design and operational centers abroad. The continuing effects of the war in Iraq and terrorist attacks in the United States and abroad, the resulting heightened security and the increasing risk of extended international military conflicts may adversely impact our international sales and could make our international operations more expensive. International operations are subject to many other inherent risks, including but not limited to:
•	political, social and economic instability;

•	exposure to different business practices and legal standards, particularly with respect to intellectual property;

•	natural disasters and public health emergencies;

•	nationalization of business and blocking of cash flows;

•	trade and travel restrictions;

•	the imposition of governmental controls and restrictions;

•	burdens of complying with a variety of foreign laws;

•	import and export license requirements and restrictions of the United States and each other country in which we operate;

•	unexpected changes in regulatory requirements;

•	foreign technical standards;

•	changes in taxation and tariffs;

•	difficulties in staffing and managing international operations;

•	fluctuations in currency exchange rates;

•	difficulties in collecting receivables from foreign entities or delayed revenue recognition; and

•	potentially adverse tax consequences.
     Any of the factors described above may have a material adverse effect on our ability to increase or maintain our foreign sales.
     We currently operate under tax holidays and favorable tax incentives in certain foreign jurisdictions. For instance, in Singapore we operate under tax holidays that reduce our taxes in that country on certain non-investment income. Such tax holidays and incentives often require us to meet specified employment and investment criteria in such jurisdictions. However, we cannot assure you that we will continue to meet such criteria or enjoy such tax holidays and incentives, or realize any net tax benefits from such tax holidays or incentives. If any of our tax holidays or incentives are terminated, our results of operations may be materially and adversely affected.
     The economic conditions in our primary overseas markets, particularly in Asia, may negatively impact the demand for our products abroad. All of our international sales to date have been denominated in U.S. dollars. Accordingly, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets or require us to assume the risk of denominating certain sales in foreign currencies. We anticipate that these factors will impact our business to a greater degree as we further expand our international business activities.
We face intense competition in the semiconductor industry and the wired and wireless communications markets, which could reduce our market share in existing markets and affect our entry into new markets.
     The semiconductor industry and the wired and wireless communications markets are intensely competitive. We expect competition to continue to increase as industry standards become well known and as other competitors enter our target markets. We currently compete with a number of major domestic and international suppliers of integrated circuits and related applications in our target markets. We also compete with suppliers of system-level and motherboard-level solutions incorporating integrated circuits that are proprietary or sourced from manufacturers other than Broadcom. In all of our target markets we also may face competition from newly established competitors, suppliers of products based on new or emerging technologies, and customers who choose to develop their own semiconductor solutions. We also expect to encounter further consolidation in the markets in which we compete.
     Many of our competitors operate their own fabrication facilities and have longer operating histories and presence in key markets, greater name recognition, larger customer bases, and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than we do. These competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products. In addition, current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, new competitors or alliances among competitors could emerge and rapidly acquire significant market share. Existing or new competitors may also develop technologies that more effectively address our markets with products that offer enhanced features and functionality, lower power requirements, greater levels of integration or lower cost. Increased competition has resulted in and is likely to continue to result in declining average selling prices, reduced gross margins and loss of market share in certain markets. We cannot assure you that we will be able to continue to compete successfully against current or new competitors. If we do not compete successfully, we may lose market share in our existing markets and our revenues may fail to increase or may decline.
We depend on five independent foundry subcontractors to manufacture substantially all of our current products, and any failure to secure and maintain sufficient foundry capacity could materially and adversely affect our business.
     We do not own or operate a fabrication facility. Five third-party foundry subcontractors located in Asia manufacture substantially all of our semiconductor devices in current production. Availability of foundry capacity has at times in the past been reduced due to strong demand. In addition, a recurrence of severe acute respiratory syndrome, or SARS, or the occurrence of a significant outbreak of avian influenza among humans or another public health emergency in Asia could further affect the production capabilities of our manufacturers by resulting in quarantines or closures. If we are unable to secure sufficient capacity at our existing foundries, or in the event of a quarantine or closure at any of these foundries, our revenues, cost of revenues and results of operations would be negatively impacted.
     In September 1999 two of our foundries’ principal facilities were affected by a significant earthquake in Taiwan. As a consequence of this earthquake, they suffered power outages and equipment damage that impaired their wafer deliveries, which, together with strong demand, resulted in wafer shortages and higher wafer pricing industrywide. If any of our foundries experiences a shortage in capacity, suffers any damage to its facilities, experiences power outages, suffers an adverse outcome in pending or future litigation, or encounters financial difficulties or any other disruption of foundry capacity, we may need to qualify an alternative foundry. Even our current foundries need to have new manufacturing processes qualified if there is a disruption in an existing process. We typically require several months to qualify a new foundry or process before we can begin shipping products from it. If we cannot accomplish this qualification in a timely manner, we may experience a significant interruption in supply of the affected products.
     Because we rely on outside foundries with limited capacity, we face several significant risks, including:
•	a lack of guaranteed wafer supply and potential wafer shortages and higher wafer prices;

•	limited control over delivery schedules, quality assurance, manufacturing yields and production costs; and

•	the unavailability of, or potential delays in obtaining access to, key process technologies.
     In addition, the manufacture of integrated circuits is a highly complex and technologically demanding process. Although we work closely with our foundries to minimize the likelihood of reduced manufacturing yields, our foundries have from time to time experienced lower than anticipated manufacturing yields. This often occurs during the production of new products or the installation and start-up of new process technologies. Poor yields from our foundries could result in product shortages or delays in product shipments, which could seriously harm our relationships with our customers and materially and adversely affect our results of operations.

     The ability of each foundry to provide us with semiconductor devices is limited by its available capacity and existing obligations. Although we have entered into contractual commitments to supply specified levels of products to some of our customers, we do not have a long-term volume purchase agreement or a significant guaranteed level of production capacity with any of our foundries. Foundry capacity may not be available when we need it or at reasonable prices. Availability of foundry capacity has in the recent past been reduced from time to time due to strong demand. Foundries can allocate capacity to the production of other companies’ products and reduce deliveries to us on short notice. It is possible that foundry customers that are larger and better financed than we are, or that have long-term agreements with our main foundries, may induce our foundries to reallocate capacity to them. This reallocation could impair our ability to secure the supply of components that we need. Although we use five independent foundries to manufacture substantially all of our semiconductor products, each component is typically manufactured at only one or two foundries at any given time, and if any of our foundries is unable to provide us with components as needed, we could experience significant delays in securing sufficient supplies of those components. Also, our third party foundries typically migrate capacity to newer, state-of-the-art manufacturing processes on a regular basis, which may create capacity shortages for our products designed to be manufactured on an older process. We cannot assure you that any of our existing or new foundries will be able to produce integrated circuits with acceptable manufacturing yields, or that our foundries will be able to deliver enough semiconductor devices to us on a timely basis, or at reasonable prices. These and other related factors could impair our ability to meet our customers’ needs and have a material and adverse effect on our operating results.
     Although we may utilize new foundries for other products in the future, in using new foundries we will be subject to all of the risks described in the foregoing paragraphs with respect to our current foundries.
We depend on third-party subcontractors to assemble, obtain packaging materials for, and test substantially all of our current products. If we lose the services of any of our subcontractors or if these subcontractors are unable to obtain sufficient packaging materials, shipments of our products may be disrupted, which could harm our customer relationships and adversely affect our net sales.
     We do not own or operate an assembly or test facility. Seven third-party subcontractors located in Asia assemble, obtain packaging materials for, and test substantially all of our current products. Because we rely on third-party subcontractors to perform these functions, we cannot directly control our product delivery schedules and quality assurance. This lack of control has resulted, and could in the future result, in product shortages or quality assurance problems that could delay shipments of our products or increase our manufacturing, assembly or testing costs.
     In the past we and others in our industry experienced a shortage in the supply of packaging substrates that we use for our products. If our third-party subcontractors are unable to obtain sufficient packaging materials for our products in a timely manner, we may experience a significant product shortage or delay in product shipments, which could seriously harm our customer relationships and materially and adversely affect our net sales.
     We do not have long-term agreements with any of our assembly or test subcontractors and typically procure services from these suppliers on a per order basis. If any of these subcontractors experiences capacity constraints or financial difficulties, suffers any damage to its facilities, experiences power outages or any other disruption of assembly or testing capacity, we may not be able to obtain alternative assembly and testing services in a timely manner. Due to the amount of time that it usually takes us to qualify assemblers and testers, we could experience significant delays in product shipments if we are required to find alternative assemblers or testers for our components. Any problems that we may encounter with the delivery, quality or cost of our products could damage our customer relationships and materially and adversely affect our results of operations. We are continuing to develop relationships with additional third-party subcontractors to assemble and test our products. However, even if we use these new subcontractors, we will continue to be subject to all of the risks described above.
Our products typically have lengthy sales cycles. A customer may decide to cancel or change its product plans, which could cause us to lose anticipated sales. In addition, our average product life cycles tend to be short and, as a result, we may hold excess or obsolete inventory that could adversely affect our operating results.
     After we have developed and delivered a product to a customer, the customer will usually test and evaluate our product prior to designing its own equipment to incorporate our product. Our customers may need three to more than six months to test, evaluate and adopt our product and an additional three to more than nine months to begin volume production of equipment that incorporates our product. Due to this lengthy sales cycle, we may experience significant delays from the time we increase our operating expenses and make investments in inventory until the time that we generate revenue from these products. It is possible that we may never generate any revenue from these products after incurring such expenditures. Even if a customer selects our product to incorporate into its equipment, we have no assurances that the customer will ultimately market and sell its equipment or that such efforts by our customer will be successful. The delays inherent in our lengthy sales cycle also increase the risk that a customer will decide to cancel or curtail, reduce or delay its product plans. Such a cancellation or change in plans by a customer could cause us to lose sales that we had anticipated.
     While our sales cycles are typically long, our average product life cycles tend to be short as a result of the rapidly changing technology environment in which we operate. As a result, the resources devoted to product sales and marketing may not generate material revenue for us, and from time to time, we may need to write off excess and obsolete inventory. If we incur significant marketing expenses and investments in inventory in the future that we are not able to recover, and we are not able to compensate for those expenses, our operating results could be adversely affected. In addition, if we sell our products at reduced prices in anticipation of cost reductions but still hold higher cost products in inventory, our operating results would be harmed.
Our stock price is highly volatile. Accordingly, you may not be able to resell your shares of common stock at or above the price you paid for them.
     The market price of our Class A common stock has fluctuated substantially in the past and is likely to continue to be highly volatile and subject to wide fluctuations. Since January 1, 2002 our Class A common stock has traded at prices as low as $6.35 and as high as $50.00 per share. Fluctuations have occurred and may continue to occur in response to various factors, many of which we cannot control, including:
•	quarter-to-quarter variations in our operating results*;

•	changes in accounting rules, particularly those related to the expensing of stock options;

•	newly-instituted litigation or an adverse decision or outcome in litigation;

•	announcements of changes in our senior management;

•	the gain or loss of one or more significant customers or suppliers;

•	announcements of technological innovations or new products by our competitors, customers or us;

•	the gain or loss of market share in any of our markets;

•	general economic and political conditions and specific conditions in the semiconductor industry and the wired and wireless communications markets, including seasonality in sales of consumer products into which our products are incorporated;

•	continuing international conflicts and acts of terrorism;

•	changes in earnings estimates or investment recommendations by analysts;

•	changes in investor perceptions; or

•	changes in expectations relating to our products, plans and strategic position or those of our competitors or customers.
     In addition, the market prices of securities of Internet-related, semiconductor and other technology companies have been volatile. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to the operating performance of the specific companies. Accordingly, you may not be able to resell your shares of common stock at or above the price you paid. In the past, we and other companies that have experienced volatility in the market price of their securities have been, and in the future we may be, the subject of securities class action litigation.
The independent foundries upon which we rely to manufacture substantially all of our current products, as well as and our California and Singapore facilities, are located in regions that are subject to earthquakes and other natural disasters.
     Two of the five third-party foundries upon which we rely to manufacture substantially all of our semiconductor devices are located in Taiwan. Taiwan has experienced significant earthquakes in the past and could be subject to additional earthquakes. Any earthquake or other natural disaster, such as a tsunami, in a country in which any of our foundries is located could significantly disrupt our foundries’ production capabilities and could result in our experiencing a significant delay in delivery, or substantial shortage, of wafers and possibly in higher wafer prices.
     Our California facilities, including our principal executive offices and major design centers, are located near major earthquake fault lines. Our international distribution center is located in Singapore, which could also be subject to an earthquake, tsunami or other natural disaster. If there is a major earthquake or any other natural disaster in a region where one or more of our facilities are located, our operations could be significantly disrupted. Although we have established business interruption plans to prepare for any such event, we cannot guarantee that we will be able to effectively address all interruptions that such an event could cause.

Changes in current or future laws or regulations or the imposition of new laws or regulations by federal or state agencies or foreign governments could impede the sale of our products or otherwise harm our business.
     Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere could materially and adversely affect our business.
     The effects of regulation on our customers or the industries in which they operate may materially and adversely impact our business. For example, the Federal Communications Commission has broad jurisdiction over each of our target markets in the United States. Although current FCC regulations and the laws and regulations of other federal or state agencies are not directly applicable to our products, they do apply to much of the equipment into which our products are incorporated. FCC regulatory policies that affect the ability of cable or satellite operators or telephone companies to offer certain services to their customers or other aspects of their business may impede sales of our products in the United States. For example, in the past we have experienced delays when products incorporating our chips failed to comply with FCC emissions specifications.
     In addition, we and our customers are subject to various import and export regulations of the United States government. These regulations could materially and adversely affect our business, financial condition and results of operations. Additionally, various government export regulations apply to the encryption or other features contained in some of our products. We have made numerous filings and applied for and received a number of export licenses under these regulations. However, if we fail to continue to receive licenses or otherwise comply with these regulations, we may be unable to manufacture the affected products at our foreign foundries or to ship these products to certain customers located outside of the United States.
     We and our customers may also be subject to regulation by countries other than the United States. Foreign governments may impose tariffs, duties and other import restrictions on components that we obtain from non-domestic suppliers and may impose export restrictions on products that we sell internationally. These tariffs, duties or restrictions could materially and adversely affect our business, financial condition and results of operations.
     Due to environmental concerns, the use of lead and other hazardous substances in electronic components and systems is receiving increased attention. In response, the European Union passed the Restriction on Hazardous Substances (“RoHS”) Directive, legislation that limits the use of lead and other hazardous substances in electrical equipment. The RoHS Directive became effective July 1, 2006. We believe that, absent any unforeseen delays, our current product designs and material supply chains will allow production to continue in compliance with the RoHS Directive and without interruption. However, it is possible that unanticipated supply shortages or delays may occur as a result of these new regulations.
Our co-founders, directors, executive officers and their affiliates can control the outcome of matters that require the approval of our shareholders, and accordingly we will not be able to engage in certain transactions without their approval.
     As of June 30, 2006 our co-founders, directors, executive officers and their respective affiliates beneficially owned 14.3% of our outstanding common stock and held 60.3% of the total voting power held by our shareholders. Accordingly, these shareholders currently have enough voting power to control the outcome of matters that require the approval of our shareholders. These matters include the election of our Board of

Directors, the issuance of additional shares of Class B common stock, and the approval of most significant corporate transactions, including certain mergers and consolidations and the sale of substantially all of our assets. In particular, as of June 30, 2006 our two founders, Dr. Henry T. Nicholas III, who is no longer an officer or director of Broadcom, and Dr. Henry Samueli, our Chairman of the Board and Chief Technical Officer, beneficially owned a total of 13.4% of our outstanding common stock and held 59.4% of the total voting power held by our shareholders. Because of their significant voting stock ownership, we will not be able to engage in certain transactions, and our shareholders will not be able to effect certain actions or transactions, without the approval of one or both of these shareholders. These actions and transactions include changes in the composition of our Board of Directors, certain mergers, and the sale of control of our company by means of a tender offer, open market purchases or other purchases of our Class A common stock, or otherwise. Repurchases of shares of our Class A common stock under our share repurchase program will result in an increase in the total voting power of our co-founders, directors, executive officers and their affiliates, as well as other continuing shareholders.
Our articles of incorporation and bylaws contain anti-takeover provisions that could prevent or discourage a third party from acquiring us.
     Our articles of incorporation and bylaws contain provisions that may prevent or discourage a third party from acquiring us, even if the acquisition would be beneficial to our shareholders. In addition, we have in the past issued and may in the future issue shares of Class B common stock in connection with certain acquisitions, upon exercise of certain stock options, and for other purposes. Class B shares have superior voting rights entitling the holder to ten votes for each share held on matters that we submit to a shareholder vote (as compared to one vote per share in the case of our Class A common stock) as well as the right to vote separately as a class (i) as required by law and (ii) in the case of a proposed issuance of additional shares of Class B common stock, unless such issuance is approved by at least two-thirds of the members of the Board of Directors then in office. Our Board of Directors also has the authority to fix the rights and preferences of shares of our preferred stock and to issue shares of common or preferred stock without a shareholder vote. It is possible that the provisions in our charter documents, the exercise of supervoting rights by holders of our Class B common stock, our co-founders’, directors’ and officers’ ownership of a majority of the Class B common stock, or the ability of our Board of Directors to issue preferred stock or additional shares of Class B common stock may prevent or discourage third parties from acquiring us, even if the acquisition would be beneficial to our shareholders. In addition, these factors may discourage third parties from bidding for our Class A common stock at a premium over the market price for our stock. These factors may also materially and adversely affect voting and other rights of the holders of our common stock and the market price of our Class A common stock.

*	Please refer to the Cautionary Statement on page 1 regarding the inability to rely on our historical financial statements pending completion of our restatements.
Item 1. Legal Proceedings
     Intellectual Property Proceedings. In May 2005 Broadcom filed a complaint in the U.S. International Trade Commission (“ITC”) asserting that Qualcomm Incorporated (“Qualcomm”) has engaged in unfair trade practices by importing integrated circuits and other products that infringe, both directly and indirectly, five of our patents relating generally to wired and wireless communications. The complaint seeks an exclusion order to bar importation of those Qualcomm products into the United States and a cease and desist order to bar further sales of infringing Qualcomm products that have already been imported. In June 2005 the ITC instituted an investigation of Qualcomm based upon the allegations made in our complaint. The investigation was later limited to asserted infringement of three Broadcom patents. The hearing on the liability portion of the case concluded in March 2006. In February 2006 the administrative law judge granted the motions of various third parties to intervene to contest the application of any exclusion order to downstream products. The hearing on the remedy portion of the case concluded in July 2006. An Initial Determination is expected in August 2006.
     In May 2005 Broadcom filed two complaints against Qualcomm in the United States District Court for the Central District of California. The first complaint asserts that Qualcomm has infringed, both directly and indirectly, the same five patents asserted by us in the ITC complaint. The District Court complaint seeks preliminary and permanent injunctions against Qualcomm and the recovery of monetary damages, including treble damages for willful infringement, and attorneys’ fees. In July 2005 Qualcomm answered the complaint and asserted counterclaims seeking a declaratory judgment that Broadcom’s patents are invalid and not infringed. In December 2005 the court transferred the causes of action relating to two of the patents to the United States District Court for the Southern District of California. Pursuant to statute, the court has stayed the remainder of this action pending the outcome of the ITC action.
     The second District Court complaint asserts that Qualcomm has infringed, both directly and indirectly, five other Broadcom patents relating generally to wired and wireless communications and multimedia processing technologies. The complaint seeks preliminary and permanent injunctions against Qualcomm and the recovery of monetary damages, including treble damages for willful infringement, and attorneys’ fees. In July 2005 Qualcomm answered the second complaint and asserted counterclaims seeking a declaratory judgment that our patents are invalid and not infringed. The court denied Qualcomm’s motion to stay the second action pending the outcome of the ITC action, and discovery is now proceeding. The court completed a claims construction hearing in July 2006. Trial has been set for February 2007.
     In July 2005 Qualcomm filed a complaint against Broadcom in the United States District Court for the Southern District of California alleging that certain of our products infringe, both directly and indirectly, seven Qualcomm patents relating generally to the transmission, reception and processing of communication signals, including radio signals and/or signals for wireless telephony. The complaint seeks a preliminary and permanent injunction against Broadcom as well as the recovery of monetary damages and attorneys’ fees. We filed an answer in September 2005 denying the allegations in Qualcomm’s complaint and asserting counterclaims. The counterclaims seek a declaratory judgment that the seven Qualcomm patents are invalid and not infringed, and assert that Qualcomm has infringed, both directly and indirectly, six of our patents relating generally to wired and wireless communications. The counterclaims seek preliminary and permanent injunctions against Qualcomm and the recovery of monetary damages, including treble damages for willful infringement, and attorneys’ fees. In January 2006 Qualcomm amended its complaint to seek treble damages for willful infringement. Discovery is ongoing, but no trial date has been set. The court conducted claims construction hearings in the first half of 2006 and has scheduled further claims construction hearings in August and September 2006.
     In August 2005 Qualcomm filed a second complaint against Broadcom in the United States District Court for the Southern District of California alleging that we breached a contract relating to Bluetooth development and seeking a declaration that two of our patents are invalid and not infringed. In March 2006 Qualcomm filed an amended complaint providing further details concerning the same causes of action. We filed an answer in April 2006 denying the allegations in the complaint and asserting counterclaims. The counterclaims assert that Qualcomm has infringed, both directly and indirectly, the same two Broadcom patents, and also allege breach of the Bluetooth contract by Qualcomm. Broadcom is seeking preliminary and permanent injunctions against Qualcomm and the recovery of monetary damages, including treble damages for willful infringement, and attorneys’ fees. Discovery is ongoing, and trial has been set for March 2007.

     In October 2005 Qualcomm filed a third complaint against Broadcom in the United States District Court for the Southern District of California alleging that certain of our products infringe, both directly and indirectly, two Qualcomm patents relating generally to the processing of digital video signals. The complaint seeks preliminary and permanent injunctions against us as well as the recovery of monetary damages and attorneys’ fees. We filed an answer in December 2005 denying the allegations in Qualcomm’s complaint and asserting counterclaims seeking a declaratory judgment that the two Qualcomm patents are invalid and not infringed. A claims construction hearing was held in March 2006. Discovery in the action is ongoing, and trial has been set for January 2007.
     In March 2006 Qualcomm filed a fourth complaint against us in the United States District Court for the Southern District of California alleging that we had misappropriated certain Qualcomm trade secrets and that certain of Broadcom’s products infringe, both directly and indirectly, a patent related generally to orthogonal frequency division multiplexing. The complaint seeks preliminary and permanent injunctions against us as well as the recovery of monetary damages, including double damages, and attorneys’ fees. We filed an answer in May 2006 denying the allegations in Qualcomm’s complaint and asserting counterclaims. The counterclaims seek a declaratory judgment that the Qualcomm patent is invalid and not infringed, and assert that Qualcomm has infringed, both directly and indirectly, two of our patents relating generally to video technology. The counterclaims seek preliminary and permanent injunctions against Qualcomm and the recovery of monetary damages, including treble damages for willful infringement, and attorneys’ fees. In June 2006 Qualcomm filed a motion for preliminary injunction against Broadcom. The court has not yet ruled on Qualcomm’s motion. In July 2006 we filed a motion to amend our answer to add a counterclaim asserting that Qualcomm has misappropriated certain Broadcom trade secrets, and Qualcomm filed a motion to amend its complaint to add three individual Broadcom employees as defendants and include additional allegations of trade secret misappropriation. The court has not yet ruled on either motion. Discovery is ongoing, and trial has been set for October 2007.
     Antitrust Proceedings. In July 2005 Broadcom filed a complaint against Qualcomm in the United States District Court for the District of New Jersey asserting that Qualcomm’s licensing and other practices related to cellular technology and products violate federal and state antitrust laws. The complaint also asserts causes of action based on breach of contract, promissory estoppel, fraud, and tortious interference with prospective economic advantage. In September 2005 we filed an amended complaint in the action also challenging Qualcomm’s proposed acquisition of Flarion Technologies, Inc. under the antitrust laws and asserting violations of various state unfair competition and unfair business practices laws. In December 2005 Qualcomm filed a motion to dismiss the complaint. The court has not yet ruled on the motion. Discovery has commenced, but a trial date has not been set.
     In October 2005 we and five other leading mobile wireless technology companies filed complaints with the European Commission requesting that the Commission investigate Qualcomm’s anticompetitive conduct related to the licensing of its patents and the sale of its chipsets for mobile wireless devices and systems. The Commission has commenced a preliminary investigation, and is determining whether to institute a formal investigation, of Qualcomm.
     In June 2006 Broadcom and another leading mobile wireless technology company filed complaints with the Korean Fair Trade Commission requesting that the Commission investigate Qualcomm’s anticompetitive conduct related to the licensing of its patents and the sale of its chipsets for mobile wireless devices and systems. The Commission is determining whether to institute a formal investigation of Qualcomm.

     Securities Litigation. In March 2006 a purported class action lawsuit was filed in the Superior Court of California, County of Orange, by a plaintiff who claims to be a shareholder of Broadcom. The lawsuit, entitled Jin v. Broadcom Corporation, et al. (Case No. 06 CC00057), names as defendants Broadcom, each of the members of our Board of Directors, certain Broadcom officers, and Henry T. Nicholas III, our co-founder. In May 2006 the plaintiff amended her complaint and added two plaintiffs, both purportedly Broadcom shareholders. The principal claims asserted in the amended complaint are that (a) disclosures in our March 27, 2006 proxy statement concerning the Second Amended and Restated Articles of Incorporation (the “Second Amended Articles”), which, among other things, increased the number of authorized shares of Broadcom’s Class A common stock, are incorrect and/or misleading; (b) Broadcom’s recent stock split, the recent amendment to our share repurchase program, and recent and proposed changes in the compensation of our non-employee directors constitute breaches of the defendants’ fiduciary duties; and (c) the defendants improperly dated Broadcom’s stock option grants to enhance defendants’ own profits on the exercise of such options. Plaintiff contends, among other things, that the proposed increase in the number of authorized Class A shares is part of an alleged scheme to allow our insiders to sell Class B stock and nevertheless retain voting control over Broadcom’s affairs, and that the alleged manipulation of stock option grants was a breach of the defendants’ fiduciary duties, resulted in defendants’ unjust enrichment, and caused errors in our financial statements. The complaint seeks, among other things, a declaration that the Second Amended Articles are invalid, an injunction against the continuation and expansion of a plan to repurchase shares of our Class A common stock, rescission of certain changes to non-employee director compensation, and unspecified damages and disgorgement of profits from the alleged conduct.
     The plaintiff filed a motion for a temporary restraining order enjoining us from holding a vote on the approval of the Second Amended Articles at our 2006 Annual Meeting of Shareholders and from filing the Second Amended Articles with the California Secretary of State. The court denied that motion in April 2006. In June 2006 defendants removed the action to the United States District Court for the Central District of California (where it was assigned Case No. 06CV00573), the plaintiffs filed a motion to remand the case to the Superior Court, and the defendants moved to dismiss the complaint. The motion to remand is currently set for hearing in September 2006. The parties have agreed to postpone further briefing on defendants’ motion to dismiss until after that hearing. We intend to defend the lawsuit vigorously.
     From May 2006 through July 2006, a number of purported Broadcom shareholders brought four putative shareholder derivative actions (the “Options Derivative Actions”) against Broadcom, our entire Board of Directors, certain current or former officers, and Henry T. Nicholas, our co-founder, alleging that the defendants improperly dated certain Broadcom employee stock option grants. Two of those cases, Murphy v. McGregor, et al. (Case No. CV06-3252) and Shei v. McGregor, et al. (Case No. SACV06-663) are pending in the United States District Court for the Central District of California. The remaining two actions, Pirelli Armstrong Tire Corp. Retiree Med. Benefits Trust v. Samueli, et al. (Case No. 06CC0124) and Servais v. Samueli, et al. (Case No. 06CC0142), are pending in the California Superior Court for the County of Orange. The plaintiffs in the Options Derivative Actions contend, among other things, that the defendants’ conduct violated the United States and California securities laws, breached defendants’ fiduciary duties, wasted corporate assets, unjustly enriched the defendants, and caused errors in our financial statements. The plaintiffs seek, among other things, unspecified damages and disgorgement of profits from the alleged conduct, to be paid to Broadcom. In July 2006 the defendants moved to dismiss the Murphy complaint on the grounds that the plaintiff lacks standing to bring the action on behalf of the company. In response to that motion, the Murphy and Shei plaintiffs agreed to file a consolidated amended complaint. The defendants’ responses to the complaints in the Options Derivative

Actions (including the consolidated amended complaint in Murphy and Shei) are due beginning in August 2006. We intend to defend these actions vigorously.
     We have entered into indemnification agreements with each of our present and former directors and officers. Under these agreements, Broadcom is required to indemnify each such director or officer against expenses, including attorney’s fees, judgments, fines and settlements, paid by such individual in connection with the Jin lawsuit and the Options Derivative Actions (other than indemnified liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest).
     United States Attorney’s Office Investigation and Prosecution. In June 2005 the United States Attorney’s Office for the Northern District of California commenced an investigation into the possible misuse of proprietary competitor information by certain Broadcom employees. In December 2005 one former employee was indicted for fraud and related activity in connection with computers and trade secret misappropriation. The former employee had been immediately suspended in June 2005, after just two months’ employment, when we learned about the government investigation. Following an internal investigation, his employment was terminated, nearly two months prior to the indictment. The indictment does not allege any wrongdoing by Broadcom, which is cooperating fully with the ongoing investigation and the prosecution.
     General. The foregoing discussion includes material developments that occurred during the three months ended June 30, 2006 or thereafter in material legal proceedings in which Broadcom and/or our subsidiaries are involved. For additional information regarding certain of these legal proceedings, see Note 12 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2005.
     We and our subsidiaries are also involved in other legal proceedings, claims and litigation arising in the ordinary course of business.
     The pending proceedings involve complex questions of fact and law and will require the expenditure of significant funds and the diversion of other resources to prosecute and defend. The results of legal proceedings are inherently uncertain, and material adverse outcomes are possible. The resolution of any future intellectual property litigation may require us to pay damages for past infringement or one-time license fees or running royalties, which could adversely impact gross profit and gross margins in future periods, or could prevent us from manufacturing or selling some of our products or limit or restrict the type of work that employees involved in such litigation may perform for Broadcom. From time to time we may enter into confidential discussions regarding the potential settlement of pending litigation or other proceedings; however, there can be no assurance that any such discussions will occur or will result in a settlement. The settlement of any pending litigation or other proceeding could require us to incur substantial settlement payments and costs. In addition, the settlement of any intellectual property proceeding may require us to obtain a license under the other party’s intellectual property rights that could require one-time license fees and/or royalty payments in the future and/or to grant a license to certain of our intellectual property rights to the other party under a cross-license agreement. If any of those events were to occur, our business, financial condition and results of operations could be materially and adversely affected.
Item 2. Unregistered Sales of Equity Securities and Use of Proceeds
     In the three months ended June 30, 2006, we issued an aggregate of 1.9 million shares of our Class A common stock upon conversion of a like number of shares of our Class B common stock. Each share of our

Class B common stock is convertible at the option of the holder into one share of Class A common stock, and in most instances will automatically convert into one share of Class A common stock upon sale or other transfer. The offer and sale of the securities were effected without registration in reliance on the exemption from registration proved by Section 3(a)(9) of the Securities Act.
     Issuer Purchases of Equity Securities
     In February 2005 our Board of Directors authorized a program to repurchase shares of our Class A common stock. The Board approved the repurchase of shares having an aggregate value of up to $250 million from time to time over a period of one year, depending on market conditions. In January 2006 the Board approved an amendment to the share repurchase program extending the program through January 27, 2007 and authorizing the repurchase of additional shares of our Class A common stock having a total market value of up to $500 million from time to time during the period beginning January 26, 2006 and ending January 26, 2007. The following table details the repurchases that were made under the program during the three months ended June 30, 2006:

				Approximate Dollar
			Total Number of	Value of Shares
	Total Number	Average	Shares Purchased	That May Yet Be
	of Shares	Price	as Part of Publicly	Purchased Under
Period	Purchased	per Share	Announced Plan	the Plan
	(In thousands)		(In thousands)	(In thousands)
April 1, 2006 — April 30, 2006	939	$43.85	939
May 1, 2006 — May 31, 2006	1,484	$37.17	1,484
June 1, 2006 — June 30, 2006	1,790	$31.27	1,790

	4,213	$36.15	4,213	$256,155

     From the time the program was first implemented through June 30, 2006, we repurchased 11.8 million shares of our Class A common stock at a weighted average price of $33.94 per share.
     On July 24, 2006 we decided to suspend purchasing shares of Class A common stock under the share repurchase program. The suspension will be in effect until after we have filed restated financial statements and amended periodic reports with the SEC.
Item 3. Defaults upon Senior Securities
     None.
Item 4. Submission of Matters to a Vote of Security Holders
     (a) Our 2006 Annual Meeting of Shareholders (the “2006 Annual Meeting”) was held April 27, 2006.

     (b) At the 2006 Annual Meeting, the shareholders elected each of the following nominees as directors, to serve on our Board of Directors until the next annual meeting of shareholders and/or until their successors are duly elected and qualified. The vote for each director was as follows:

	Class A
	Shares/	Class B	Class B
	Votes	Shares	Votes	Total Votes
George L. Farinsky	358,035,138	75,730,323	757,303,230	1,115,338,368
Maureen E. Grzelakowski	372,738,415	75,730,323	757,303,230	1,130,041,645
Nancy H. Handel	372,755,056	75,730,323	757,303,230	1,130,058,286
John Major	338,958,511	75,730,323	757,303,230	1,096,261,741
Scott A. McGregor	362,621,985	75,730,013	757,300,130	1,119,922,115
Alan E. Ross	362,190,396	75,730,323	757,303,230	1,119,493,626
Henry Samueli, Ph.D.	362,220,963	75,730,323	757,303,230	1,119,524,193
Robert E. Switz	358,064,109	75,730,323	757,303,230	1,115,367,339
Werner F. Wolfen	330,490,184	75,730,323	757,303,230	1,087,793,414
     (c) At the 2006 Annual Meeting, the Shareholders also voted on the following four proposals and cast their votes as follows:
     (1) To approve Second Amended and Restated Articles of Incorporation of Broadcom to (i) increase the aggregate number of authorized shares of Class A common stock from 800,000,000 shares to 2,500,000,000 shares, and (ii) eliminate all statements referring to the rights, preferences, privileges and restrictions of Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock and Series E preferred stock.

	Class A
	Shares/	Class B	Class B
	Votes	Shares	Votes	Total Votes
For	309,597,589	75,726,951	757,269,510	1,066,867,099
Against	74,167,179	5,284	52,840	74,220,019
Abstain	2,615,183	—	—	2,615,183
Broker Non-Votes	N/A	N/A	N/A	N/A
     (2) To approve an amendment to our Bylaws, as previously amended and restated, to increase the authorized number of directors from a range of five (5) to nine (9) to a range of six (6) to eleven (11) directors.

	Class A
	Shares/	Class B	Class B
	Votes	Shares	Votes	Total Votes
For	372,744,511	75,730,323	757,303,230	1,130,047,741
Against	12,039,504	1,912	19,120	12,058,624
Abstain	2,408,737	—	—	2,408,737
Broker Non-Votes	N/A	N/A	N/A	N/A

     (3) To approve an amendment and restatement of Broadcom’s 1998 Stock Incentive Plan, as previously amended and restated, which revises the automatic equity grant program in effect for new and continuing non-employee Board members and makes certain technical revisions and improvements.

	Class A
	Shares/	Class B	Class B
	Votes	Shares	Votes	Total Votes
For	47,712,419	75,670,025	756,700,250	804,412,669
Against	284,845,298	53,726	537,260	285,382,558
Abstain	2,428,490	1,912	19,120	2,447,610
Broker Non-Votes	52,206,547	6,572	65,720	52,272,267
     (4) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2006.

	Class A
	Shares/	Class B	Class B
	Votes	Shares	Votes	Total Votes
For	384,497,719	75,730,323	757,303,230	1,141,800,949
Against	330,992	—	—	330,992
Abstain	2,364,041	1,912	19,120	2,383,161
Broker Non-Votes	N/A	N/A	N/A	N/A
Item 5. Other Information
     Committee Composition
     In April 2006 and August 2006 our Board of Directors reconstituted its committees. The current members of each committee and the respective committee chairs are identified in the following table:

Nominating &
C = Chair		Compen-	Equity	Corporate
M = Member	Audit	sation	Award	Governance
Independent Directors
George L. Farinsky	C
Maureen E. Grzelakowski		M		M
Nancy H. Handel	M
John Major	M	C	M	M
Robert E. Switz	M			C
Werner F. Wolfen (1)	M	M
Employee Directors
Scott A. McGregor			C
Henry Samueli, Ph.D.			M

     (1) Mr. Wolfen also continues to serve as Lead Independent Director.
     The Board has determined that each member of the Audit Committee (i) qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing composition of the Audit Committee and (ii) satisfies the “financial sophistication” requirements of the Nasdaq listing standards.
     Stock Ownership Policy
     On August 2, 2006 our Board of Directors amended and restated its Policy on Stock Ownership by Members of the Board of Directors and Section 16 Officers (the “Stock Ownership Policy”). Under the Stock Ownership Policy, each Broadcom officer subject to the short-swing trading restrictions of the federal securities laws (a “Section 16 Officer”) as of October 31, 2005 and each director who was serving on the Board as of October 31, 2005 shall be required to own at least the following number of shares of Broadcom common stock as of each respective date indicated below and to hold the respective indicated number of shares continuously after that date:

December 31, 2005	1,000 shares
December 31, 2006	2,000 shares
December 31, 2007	3,000 shares
December 31, 2008	4,000 shares
December 31, 2009	5,000 shares
     A director or Section 16 Officer first elected to such capacity after October 31, 2005 will be expected to own 1,000 shares of Broadcom common stock by the first anniversary of the date he/she commences service in that capacity, increasing to 2,000 shares by the second anniversary of that date, and thereafter increasing in annual increments of 1,000 shares as of each ensuing anniversary, to a total of 5,000 shares after five years of service in that capacity, and to hold the respective indicated number of shares continuously after that date.
Item 3.02 Unregistered Sales of Equity Securities
     The information from Item 2 of Item 8.01 above is incorporated by reference herein.
Item 9.01. Exhibits
     Exhibits. The following Exhibits are attached hereto and incorporated herein by reference:
3.1	Second Amended and Restated Articles of Incorporation filed on June 8, 2006.

3.2	Bylaws as Amended through April 27, 2006.

10.1	1998 Stock Incentive Plan (as amended and restated February 24, 2006).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADCOM CORPORATION, a California corporation
August 9, 2006	By:	/s/ William J. Ruehle
William J. Ruehle
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
3.1	Second Amended and Restated Articles of Incorporation filed on June 8, 2006.
3.2	Bylaws as Amended through April 27, 2006.
10.1	1998 Stock Incentive Plan (as amended and restated February 24, 2006).